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April 29, 2019

William Blair Funds

150 North Riverside Plaza

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as counsel to the William Blair Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 128 to the Trust’s Registration Statement on Form N-1A to become effective May 1, 2019 (the “Post-Effective Amendment”), registering an indefinite number of units of beneficial interest, no par value (“Shares”), in the William Blair Growth Fund, the William Blair Income Fund, the William Blair International Growth Fund, the William Blair Small Cap Value Fund, the William Blair Large Cap Growth Fund, the William Blair Small Cap Growth Fund, the William Blair Institutional International Growth Fund, the William Blair Small-Mid Cap Growth Fund, the William Blair International Developed Plus Fund, the William Blair Institutional International Developed Plus Fund, the William Blair Emerging Markets Growth Fund, the William Blair International Small Cap Growth Fund, the William Blair Mid Cap Growth Fund, the William Blair Bond Fund, the William Blair Global Leaders Fund, the William Blair Emerging Markets Leaders Fund, the William Blair Low Duration Fund, the William Blair Emerging Markets Small Cap Growth Fund, the William Blair Small-Mid Cap Value Fund, the William Blair Macro Allocation Fund and the William Blair International Leaders Fund, each a series of the Trust (each, a “Portfolio” and collectively, the “Portfolios”), the Shares of which (other than the William Blair Institutional International Growth Fund and the William Blair Institutional International Developed Plus Fund, which were established without any specific designation of classes), have been established and designated as Class R6, Class N and Class I shares under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Trust’s Declaration of Trust, as amended, the Certificate of Trust of the Trust, the Trust’s Amended and Restated By-Laws, the actions of the Board of Trustees of the Trust (the “Board”) that authorized the approval of the foregoing documents, as applicable, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, Trust officers and the Board.

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William Blair Funds

April 29, 2019

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.